Exhibit 99.1
Solera Holdings, Inc. Reports Second Quarter 2014 Results
Second Quarter Revenue of $238.9 Million, up 14.2% on a GAAP Basis and up 13.4% on a Constant Currency Basis; Adjusted EBITDA Margin of 40.7% on a Reported Basis and 40.8% on a Constant Currency Basis;
Company Raises Guidance and Announces Quarterly Dividend
WESTLAKE, Texas, Feb. 5, 2014/PRNewswire/ – Solera Holdings, Inc. (NYSE: SLH), a leading global provider of software and services to the automobile insurance claims processing and decision support industries, today reported results for the second quarter of fiscal year 2014.
Results for the Second Quarter Ended December 31, 2013:
GAAP Results

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In the second quarter, revenue was $238.9 million, a 14.2% increase over the prior year second quarter revenue of $209.2 million. After adjusting for changes in foreign currency exchange rates (“FX Changes”), revenue for the second quarter increased by approximately 13.4% over the prior year second quarter revenue;

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In the second quarter, we incurred a net loss attributable to Solera Holdings, Inc. of $(51.1) million, as compared to prior year second quarter net income attributable to Solera Holdings, Inc. of $19.8 million. The net loss is attributable to certain non-recurring charges incurred in the second quarter as described below;

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In the second quarter, we incurred diluted net loss attributable to Solera Holdings, Inc. per common share of $(0.74), as compared to prior year second quarter diluted net income attributable to Solera Holdings, Inc. per common share of $0.28, resulting from the net loss attributable to Solera Holdings, Inc. incurred in the second quarter.

“We continue to build momentum in fiscal year 2014.  Our second quarter revenue growth was 14.2%, the highest in six quarters.  The full-year constant currency revenue growth of 16.5% implied in our guidance is driven by continued diversification through execution of our platform strategy and continued tailwinds in most of our advanced markets,” said Tony Aquila, Solera's founder, Chairman and Chief Executive Officer. "Additionally, our Adjusted EBITDA margins in the quarter reflect improving operating leverage as we continue to integrate recently-acquired businesses.  These results and solid outlook give us confidence for the remainder of the year as reflected in our raised guidance."
Non-GAAP Results

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Adjusted EBITDA for the second quarter was $97.3 million, a 7.5% increase over the prior year second quarter Adjusted EBITDA of $90.5 million. After adjusting for FX Changes, Adjusted EBITDA for the second quarter increased by 6.9% over the prior year second quarter Adjusted EBITDA;

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Adjusted EBITDA margin for the second quarter was 40.7%, a 254 basis point decrease over the prior year second quarter Adjusted EBITDA margin of 43.3%. After adjusting for FX Changes, Adjusted EBITDA margin for the second quarter was 40.8%, a 246 basis point decrease over the prior year second quarter Adjusted EBITDA margin;

•	Adjusted Net Income for the second quarter was $44.7 million, a 6.4% decrease over the prior year second quarter Adjusted Net Income of $47.7 million;

•	Adjusted Net Income per diluted common share for the second quarter was $0.64, a 7.2% decrease over the prior year second quarter Adjusted Net Income per diluted common share of $0.69.
Business Statistics

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EMEA revenues were $127.8 million for the second quarter, representing a 9.0% increase over the prior year second quarter. After adjusting for FX Changes, EMEA revenues for the second quarter increased 6.0% over the prior year second quarter;

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Americas revenues were $111.1 million for the second quarter, representing a 20.7% increase over the prior year second quarter. After adjusting for FX Changes, Americas revenues for the second quarter increased 22.7% over the prior year second quarter. After excluding the revenues of Service Repair Solutions, Inc. ("SRS"), Americas revenues increased 4.6% over the prior year second quarter and, after adjusting for FX Changes, increased 6.6% over the prior year second quarter;

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Revenues from insurance company customers were $96.3 million for the second quarter, representing a 2.6% increase over the prior year second quarter. After adjusting for FX Changes, revenues from insurance company customers for the second quarter increased 2.5% over the prior year second quarter;

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Revenues from collision repair facility customers were $72.2 million for the second quarter, representing a 10.0% increase over the prior year second quarter. After adjusting for FX Changes, revenues from collision repair facility customers for the second quarter increased 8.7% over the prior year second quarter;

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Revenues from independent assessors were $20.0 million for the second quarter, representing a 7.1% increase over the prior year second quarter. After adjusting for FX Changes, revenues from independent assessors for the second quarter increased 3.7% over the prior year second quarter;

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Revenues from service, maintenance and repair facilities customers, representing revenue contributions from SRS, were $14.8 million for the second quarter. No revenues from service, maintenance and repair facilities customers were recognized in the prior year second quarter.

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Revenues from automotive recycling, salvage and other customers were $35.6 million for the second quarter, representing a 14.9% increase over the prior year second quarter. After adjusting for FX Changes, revenues from automotive recycling, salvage and other customers for the second quarter increased 14.6% over the prior year second quarter.

Net Loss Attributable to Solera Holdings, Inc.:
The net loss attributable to Solera Holdings, Inc. incurred in the second quarter was primarily attributable to a one-time charge associated with the November 2013 redemption of our senior unsecured notes due 2018 (“2018 Senior Notes”) of $39.1 million, which is net of the related income tax benefit of $21.1 million, and establishing a valuation allowance on our U.S. deferred tax assets of $29.7 million.
Absent the charge associated with the redemption of our 2018 Senior Notes, net of the related income tax benefit, and the U.S. deferred tax asset valuation allowance, we would have generated net income attributable to Solera Holdings, Inc. of approximately $17.7 million, representing an approximately 10.6% decrease over prior year second quarter net income attributable to Solera Holdings, Inc. The decrease is primarily attributable to increased interest expense resulting from the issuance of senior unsecured notes in July and November 2013.
Fiscal Year 2014 Outlook:
We are updating our previous outlook issued on December 3, 2013 for our full fiscal year ending June 30, 2014 as follows:

	Previous Fiscal Year 2014 Outlook	Current Fiscal Year 2014 Outlook
Revenues	$978 million — $986 million	$981 million — $987 million
Net income attributable to Solera Holdings, Inc.(1)	$45 million — $52 million	$58 million — $65 million
Adjusted EBITDA	$390 million — $397 million	$400 million — $407 million
Adjusted Net Income	$182 million — $187 million	$192 million — $198 million
Adjusted Net Income per diluted common share	$2.61 — $2.69	$2.78 — $2.86

(1)
Net income attributable to Solera Holdings, Inc. does not reflect the following: (i) a one-time charge associated with the November 2013 redemption of our 2018 Senior Notes of $39.1 million, which is net of the related income tax benefit of $21.1 million, (ii) a one-time charge associated with the repayment of the outstanding term loans under our amended credit facility of $3.1 million, and (iii) establishing a valuation allowance on our U.S. deferred tax assets of $29.7 million, all of which were charged against earnings during the six months ended December 31, 2013. After considering these one-time charges, projected net income attributable to Solera Holdings, Inc. for fiscal year 2014 will be a net loss of between $(14 million) and $(7 million) (versus a net loss of between $(15 million) and $(8 million) per our December 3, 2013 fiscal year outlook).

The current fiscal year 2014 outlook above assumes constant currency exchange rates from those currently prevailing, no acquisitions of businesses, no repurchases of our common stock and an assumed 26% tax rate to calculate Adjusted Net Income.
Exchange rates between most of the major foreign currencies we use to transact our business and the U.S. dollar have fluctuated significantly over the last few years and we expect that they will continue to fluctuate. The majority of our revenues and costs are denominated in Euros, Pound Sterling, Swiss francs, Canadian dollars and other international currencies. The following table provides the average quarterly exchange rates for the Euro and Pound Sterling since the beginning of fiscal year 2013:

Period	Average Euro-to- U.S. Dollar Exchange Rate	Average Pound Sterling-to-U.S. Dollar Exchange Rate
Quarter ended September 30, 2012	$1.25	$1.58
Quarter ended December 31, 2012	1.30	1.61
Quarter ended March 31, 2013	1.32	1.55
Quarter ended June 30, 2013	1.31	1.54
Quarter ended September 30, 2013	1.32	1.55
Quarter ended December 31, 2013	1.36	1.62
During the three months ended December 31, 2013 as compared to the three months ended December 31, 2012, the movement of the U.S. dollar against most major foreign currencies we use to transact our business was mixed. Relative to the Euro and the Pound Sterling, the average U.S. dollar weakened by 4.9% and 0.8%, respectively, which increased our revenues and expenses for the three months ended December 31, 2013 relating to the Euro markets in which we transact business and the United Kingdom. A hypothetical 5% increase or decrease in the U.S. dollar versus other currencies in which we transact our business would have resulted in an increase or decrease, as the case may be, to our revenues of $7.7 million and $15.0 million during the three and six months ended December 31, 2013, respectively.
All percentage amounts and ratios were calculated using the underlying data in whole dollars. We measure constant currency, or the effects on our results that are attributable to FX Changes, by measuring the incremental difference between translating the prior period and the current results at the monthly average rates for the same period from the prior year. When we refer to consensus, we mean the consensus results, on an actual currency basis, of certain analysts that cover us, as reported on Thompson First Call.
Quarterly Dividend:
The Audit Committee of our Board of Directors approved the payment of a quarterly dividend of $0.17 per share of outstanding common stock and per outstanding restricted stock unit. The dividends are payable on March 4, 2014 to stockholders and restricted stock unit holders of record at the close of business on February 19, 2014.
Earnings Conference Call:
We will host our second quarter ended December 31, 2013 earnings call today at 5:00 p.m. (Eastern Time) – February 5, 2014. The conference call will be webcast live in listen-only mode and can be accessed by visiting the Investor Center section of the Solera website: www.solerainc.com. A webcast replay will be available on the website until 11:59 p.m. EST on February 19, 2014. A live audiocast will also be accessible to the public by calling (877) 280-4958 or from outside the U.S., (857) 244-7315. When prompted, the following access code is required: 99218422. Callers should dial in approximately 10 minutes before the call begins. For those unable to participate in the live audiocast, a replay will be available until 11:59 p.m. EST on February 19, 2014. To access the replay, dial (888) 286-8010 or from outside the U.S., (617) 801-6888, and enter the following access code when prompted: 75087669.

SOLERA HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
Revenues	$238,915	$209,232	$456,943	$404,952
Cost of revenues:
Operating expenses	54,758	45,102	104,509	87,442
Systems development and programming costs	21,636	20,543	41,208	38,400
Total cost of revenues (excluding depreciation and amortization)	76,394	65,645	145,717	125,842
Selling, general and administrative expenses	62,076	50,921	116,796	97,806
Share-based compensation expense	9,011	7,095	19,398	11,119
Depreciation and amortization	29,594	25,585	54,697	49,780
Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	720	1,739	1,111	3,193
Acquisition and related costs	6,288	8,821	17,483	11,979
Interest expense	28,531	17,486	55,460	34,786
Other expense, net(1)	61,502	336	62,217	735
	274,116	177,628	472,879	335,240
Income (loss) before provision for income taxes	(35,201)	31,604	(15,936)	69,712
Income tax provision	12,513	9,156	15,209	10,853
Net income (loss)	(47,714)	22,448	(31,145)	58,859
Less: Net income attributable to noncontrolling interests	3,339	2,680	6,217	5,450
Net income (loss) attributable to Solera Holdings, Inc.	$(51,053)	$19,768	$(37,362)	$53,409
Net income (loss) attributable to Solera Holdings, Inc. per common share:
Basic	$(0.74)	$0.28	$(0.54)	$0.77
Diluted	$(0.74)	$0.28	$(0.54)	$0.77
Dividends paid per share	$0.17	$0.125	$0.34	$0.25
Weighted-average shares used in the calculation of net income (loss) attributable to Solera Holdings, Inc. per common share:
Basic	68,829	68,781	68,833	68,849
Diluted	68,829	69,062	68,833	69,092

(1)	Other expense, net for the three and six months ended December 31, 2013 includes one-time charges associated with the redemption of our 2018 Senior Notes in November 2013 of $60.2 million.

Non-GAAP Financial Measures
We use a number of non-GAAP financial measures that are not intended to be used in lieu of GAAP presentations, but are provided because management believes that they provide additional information with respect to the performance of our fundamental business activities and are also frequently used by securities analysts, investors and other interested parties to facilitate the evaluation of our business on a comparable basis to other companies. The three primary non-GAAP financial measures that we use are Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share. We believe that Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share are useful to investors in providing information regarding our operating results. We rely on Adjusted EBITDA as a primary measure to review and assess the operating performance of our company and our management team in connection with our executive compensation and bonus plans. Adjusted EBITDA also allows us to compare our current operating results with corresponding prior periods as well as to the operating results of other companies in our industry. We present Adjusted Net Income and Adjusted Net Income per diluted common share because we believe both of these measures provide useful information regarding our operating results in addition to our GAAP measures. We believe that Adjusted Net Income and Adjusted Net Income per diluted common share provide investors with valuable insight into our profitability exclusive of unusual adjustments, and provide further insight into the cash impact resulting from the different treatments of goodwill for financial reporting and tax purposes.
Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per diluted common share have limitations as analytical tools, and should not be considered in isolation or as a substitute for net income, net income per share and other consolidated income statement data prepared in accordance with accounting principles generally accepted in the United States. Because of these limitations, Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share should not be considered as a replacement for net income. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income per diluted common share as supplemental information.

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Adjusted EBITDA is a non-GAAP financial measure that represents GAAP net income (loss) attributable to Solera Holdings, Inc., excluding (i) interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation expense, (v) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (vi) other (income) expense, net, (vii) litigation related expenses, and (viii) acquisition and related costs. Acquisition and related costs include legal and professional fees and other transaction costs associated with completed and contemplated business combinations and asset acquisitions, costs associated with integrating acquired businesses, including costs incurred to eliminate workforce redundancies and for product rebranding, and other charges incurred as a direct result of our acquisition efforts. These other charges include changes to the fair value of contingent purchase consideration, acquired assets and assumed liabilities subsequent to the completion of the purchase price allocation, purchase price that is deemed to be compensatory in nature, incentive compensation arrangements with continuing employees of acquired companies and gains and losses resulting from the settlement of a pre-existing contractual relationship with an acquiree. Acquisition and related costs also include the legal and other professional fees associated with the Federal Trade Commission's investigation of our acquisition of Actual Systems and the divestiture of Actual Systems' U.S. and Canadian businesses. A reconciliation of our Adjusted EBITDA to GAAP net income attributable to Solera Holdings, Inc., the most directly comparable GAAP measure, is provided in the attached table.

SOLERA HOLDINGS, INC.
RECONCILIATION TO ADJUSTED EBITDA
FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2013 AND 2012
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
Net income (loss) attributable to Solera Holdings, Inc.	$(51,053)	$19,768	$(37,362)	$53,409
Add: Income tax provision	12,513	9,156	15,209	10,853
Net income (loss) attributable to Solera Holdings, Inc. before income tax provision	(38,540)	28,924	(22,153)	64,262
Add: Depreciation and amortization	29,594	25,585	54,697	49,780
Add: Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	720	1,739	1,111	3,193
Add: Acquisition and related costs	6,288	8,821	17,483	11,979
Add: Litigation related expenses	186	529	586	979
Add: Interest expense	28,531	17,486	55,460	34,786
Add: Other expense, net	61,502	336	62,217	735
Add: Stock-based compensation expense	9,011	7,095	19,398	11,119
Adjusted EBITDA	$97,292	$90,515	$188,799	$176,833

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Adjusted Net Income is a non-GAAP financial measure that represents GAAP net income (loss) attributable to Solera Holdings, Inc., excluding (i) provision for income taxes, (ii) amortization of acquired intangible assets, (iii) stock-based compensation expense, (iv) restructuring charges, asset impairments, and other costs associated with exit and disposal activities, (v) other (income) expense, net excluding interest income, (vi) litigation related expenses, and (vii) acquisition and related costs. From this amount, we subtract an assumed provision for income taxes to arrive at Adjusted Net Income. During the three and six months ended December 31, 2013 and 2012, we assumed a 26% and 28% income tax rate, respectively, as an approximation of our long-term effective corporate income tax rate, which is a non-GAAP financial measure that includes certain benefits from net operating loss carryforwards, tax credits, tax deductible goodwill and amortization, and certain holding companies in low tax-rate jurisdictions. A reconciliation of our Adjusted Net Income to GAAP net income (loss) attributable to Solera Holdings, Inc., the most directly comparable GAAP measure, is provided in the attached table.

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Adjusted Net Income per diluted common share is a non-GAAP financial measure that represents Adjusted Net Income (as defined above) divided by the number of diluted shares outstanding for the period used in the calculation of GAAP net income (loss) attributable to Solera Holdings, Inc. per diluted common share. A reconciliation of our Adjusted Net Income per diluted common share to GAAP net income (loss) attributable to Solera Holdings, Inc. per diluted common share, the most directly comparable GAAP measure, is provided in the attached table.

SOLERA HOLDINGS, INC.
RECONCILIATION TO ADJUSTED NET INCOME
FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2013 AND 2012
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2013	2012	2013	2012
Net income (loss) attributable to Solera Holdings, Inc.	$(51,053)	$19,768	$(37,362)	$53,409
Add: Income tax provision	12,513	9,156	15,209	10,853
Net income (loss) attributable to Solera Holdings, Inc. before income tax provision	(38,540)	28,924	(22,153)	64,262
Add: Amortization of acquisition-related intangibles	20,988	18,569	38,409	35,249
Add: Restructuring charges, asset impairments, and other costs associated with exit and disposal activities	720	1,739	1,111	3,193
Add: Acquisition and related costs	6,288	8,821	17,483	11,979
Add: Litigation related expenses	186	529	586	979
Add: Other expense, net excluding interest income	61,714	637	62,601	1,155
Add: Stock-based compensation expense	9,011	7,095	19,398	11,119
Adjusted Net Income before income tax provision	60,367	66,314	117,435	127,936
Less: Assumed provision for income taxes	(15,695)	(18,568)	(30,533)	(35,822)
Adjusted Net Income	$44,672	$47,746	$86,902	$92,114
Adjusted Net Income per share:
Basic	$0.65	$0.69	$1.26	$1.34
Diluted	$0.64	$0.69	$1.25	$1.33
Weighted-average shares used in the calculation of GAAP Net Income (Loss) attributable to Solera Holdings, Inc. and Adjusted Net Income per share:
Basic	68,829	68,781	68,833	68,849
Diluted	69,325	69,062	69,275	69,092

SOLERA HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2013 AND JUNE 30, 2013
(In thousands, except per share amounts)
(Unaudited)

	December 31, 2013	June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$710,938	$464,239
Accounts receivable, net of allowance for doubtful accounts of $4,815 and $3,005 at December 31, 2013 and June 30, 2013, respectively	138,187	140,395
Other receivables	17,671	18,014
Other current assets	34,480	28,296
Deferred income tax assets	18,490	7,108
Total current assets	919,766	658,052
Property and equipment, net	68,105	61,739
Goodwill	1,562,185	1,099,221
Intangible assets, net	595,245	352,589
Other noncurrent assets	12,739	23,633
Noncurrent deferred income tax assets	72,811	62,307
Total assets	$3,230,851	$2,257,541
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$25,909	$28,068
Accrued expenses and other current liabilities	187,916	174,081
Income taxes payable	20,452	7,628
Deferred income tax liabilities	4,398	3,925
Current portion of long-term debt	—	2,924
Total current liabilities	238,675	216,626
Long-term debt	1,708,745	1,144,462
Other noncurrent liabilities	59,893	42,634
Noncurrent deferred income tax liabilities	103,660	20,843
Total liabilities	2,110,973	1,424,565
Redeemable noncontrolling interests	391,195	84,737
Stockholders’ equity:
Solera Holdings, Inc. stockholders’ equity:
Common shares, $0.01 par value: 150,000 shares authorized; 68,891 and 68,764 issued and outstanding as of December 31, 2013 and June 30, 2013, respectively	617,940	602,613
Retained earnings	103,627	177,335
Accumulated other comprehensive loss	(2,448)	(43,147)
Total Solera Holdings, Inc. stockholders’ equity	719,119	736,801
Noncontrolling interests	9,564	11,438
Total stockholders’ equity	728,683	748,239
Total liabilities and stockholders’ equity	$3,230,851	$2,257,541

SOLERA HOLDINGS, INC.
SELECTED STATEMENT OF CASH FLOWS INFORMATION
FOR THE SIX MONTHS ENDED DECEMBER 31, 2013 AND 2012
(In thousands)
(Unaudited)

	Six Months Ended December 31,
	2013	2012
Net cash provided by operating activities	$127,082	$113,785
Net cash used in investing activities	(351,860)	(133,656)
Net cash provided by (used in) financing activities	465,123	(48,829)
Effect of foreign currency exchange rate changes on cash and cash equivalents	6,354	8,698
Net change in cash and cash equivalents	246,699	(60,002)
Cash and cash equivalents, beginning of period	464,239	508,246
Cash and cash equivalents, end of period	$710,938	$448,244

Supplemental cash flow information:
Cash paid for interest	$61,538	$33,949
Cash paid for income taxes	$23,621	$21,961

Supplemental disclosure of non-cash investing and financing activities:
Capital assets financed	$287	$207
Accrued contingent purchase consideration	$1,469	$19,632

About Solera:
Solera is a leading global provider of software and services to the automobile insurance claims processing and decision support industries. Solera is active in over 65 countries across six continents. The Solera companies include: Audatex in the United States, Canada, and in more than 45 additional countries; Informex in Belgium and Greece; Sidexa in France; ABZ and Market Scan in the Netherlands; HPI and CarWeb in the United Kingdom; Hollander serving the North American recycling market; AUTOonline providing salvage disposition in a number of European and Latin American countries; IMS providing medical review services in North America; Explore providing data and analytics to United States property and casualty insurers; and Service Repair Solutions, a joint venture with Welsh, Carson, Anderson & Stowe, that provides solutions for the service, maintenance and repair market. For more information, please refer to the company's website at http://www.solerainc.com.

Cautions about Forward-Looking Statements:
This press release contains forward-looking statements, including statements about: our expectations regarding our prospects and business outlook for fiscal year 2014; our expectations and beliefs regarding changes in foreign currency exchange rates; our effective tax rate; execution of Mission 2020; and statements about our operating performance and leverage, tailwinds in our advanced markets, M&A integration, dividends, acquisitions, common stock repurchases, our effective tax rate and other historical results or performance that may suggest trends for our business. These statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: our reliance on a limited number of customers for a substantial portion of our revenues; unpredictability and volatility of our operating results, which include the volatility associated with foreign currency exchange risks, our sales cycle, seasonality, global economic conditions, acquisitions and other factors; risks associated with and possible negative consequences of acquisitions, joint ventures, divestitures and similar transactions, including regulatory matters and our ability to successfully integrate our acquired businesses; we may not complete any subsequent acquisitions of additional equity interests of SRS; the failure to realize the expected benefits from our joint venture with Welsh, Carson or our investment in or subsequent acquisition of SRS; our inability to successfully integrate SRS's business, including SRS's existing employees, infrastructure and service offerings, with our existing businesses at reasonable cost, or at all; our inability to pay (or finance, as applicable) the call price or put prices at our expected cost, or at all, and the possible reduction in our cash balance or increase in outstanding debt after payment of the closing purchase price, call price or put prices; successful integration of acquired businesses that operate in industries outside of our core market; effects of competition on our software and service pricing and our business; time and expenses associated with customers switching from competitive software and services to our software and services; rapid technology changes in our industry; risks associated with operating in multiple countries; risks associated with a diversified business; effects of changes in or violations by us or our customers of government regulations; use of cash to service our debt and effects on our business of restrictive covenants in our bond indentures; our ability to obtain additional financing as necessary to support our operations, including Mission 2020; our reliance on third-party information for our software and services; costs and possible future losses or impairments relating to our acquisitions; the financial impact of future significant restructuring and severance charges; the impact of changes in our tax provision (benefit) or effective tax rate; our ability to pay dividends or repurchase shares in future periods; our dependence on a limited number of key personnel; effects of system failures or security breaches on our business and reputation; and any material adverse impact of current or future litigation on our results or business, including litigation with Mitchell International. For a discussion of these and other factors that could impact our operations or financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2013. Solera is under no obligation to (and specifically disclaims any such obligation to) update or alter our forward-looking statements whether as a result of new information, future events or otherwise.

SOURCE Solera Holdings, Inc.
Kamal Hamid, Investor Relations of Solera Holdings, Inc.,
+1-858-946-1676,
kamal.hamid@solerainc.com